SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ¨☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under sec.240.14a-12
MICHAEL BAKER CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	$125 per Exchange Act Rules O-11 (c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule O-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MICHAEL BAKER CORPORATION
Airside Business Park
100 Airside Drive
Moon Township, PA 15108

NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT

Dear Shareholder:

We invite you to attend the annual meeting of shareholders of Michael Baker Corporation (“Michael Baker”) on May 28, 2009 at 10:00 a.m. in Pittsburgh, Pennsylvania.

These materials includes the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you more about the items upon which we will vote at the meeting. It also explains how the voting process works and gives personal information about Michael Baker’s director candidates.

Pursuant to rules recently adopted by the Securities and Exchange Commission, we have provided access to our Proxy Statement and 2008 Annual Report to Shareholders, referred to as our “Proxy Materials”, over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. You will have the ability to access the Proxy Materials on a website referred to in the Notice or request a printed set of the Proxy Materials and proxy card. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy may be found in the Notice. In addition, you may request delivery of future annual meeting proxy materials in printed form by mail or electronically by email on an ongoing basis.

Whether or not you plan to attend the annual meeting, please cast your vote by proxy over the Internet, by telephone or by requesting a proxy card to complete, sign, date and return in the mail, by following the instructions provided in the Notice. Regardless of the method used, please vote your shares so that enough shares are represented to allow us to conduct the business of the annual meeting. Voting over the Internet, by telephone or by proxy card does not affect your right to vote in person if you attend the annual meeting.

Sincerely yours,

H. James McKnight
Secretary

April 17, 2009

NOTICE OF 2009 ANNUAL MEETING

Date, Time and Place

•	May 28, 2009

•	10:00 a.m.

•	Doubletree Hotel 8402 University Blvd Moon Township, PA 15108 (412) 329-1400

Purpose

•	Elect nine (9) directors to serve for a one-year term.

•	Conduct other business if properly raised.

Procedures

•	Please vote over the Internet, by telephone or by requesting a proxy card as requested by the Board.

•	Only shareholders of record on April 8, 2009 receive notice of, and may vote at, the meeting.

Your vote is important. Please vote over the Internet, by telephone or by requesting a proxy card.

H. James McKnight
Secretary

April 17, 2009

i

GENERAL

We have made these materials available over the Internet, and for those who have received or may request to receive the materials in hard copy the proxy materials have been sent to you, on or about April 17, 2009 because the Board of Directors of Michael Baker Corporation (“Michael Baker”) is soliciting your proxy to vote at Michael Baker’s 2009 annual meeting of shareholders.

Who May Vote

Shareholders of Michael Baker as reflected in Michael Baker’s stock records at the close of business on April 8, 2009 may vote. You have one vote for each share of Michael Baker common stock you own, and you have cumulative voting rights in the election of directors. Cumulative voting entitles you to that number of votes in the election of directors equal to the number of shares of Michael Baker common stock you own, multiplied by the total number of directors to be elected. Under cumulative voting, you may cast the total number of your votes for one nominee or distribute them among any two or more nominees as you choose. Shares represented by proxies, unless otherwise indicated on the proxy card, will be voted cumulatively in such manner that the number of shares voted for each nominee (and for any substitute nominated by the Board of Directors, if any nominee listed becomes unable or is unwilling to serve) will be as nearly equal as possible. The nine nominees receiving the highest number of affirmative votes cast at the annual meeting by the holders of common stock voting in person or by proxy, a quorum being present, will be elected as directors.

One-Page Notice Regarding Internet Availability of Proxy Materials

Pursuant to rules recently adopted by the Securities and Exchange Commission, we have provided access to our Proxy Statement and 2008 Annual Report to Shareholders, referred to as our “Proxy Materials”, over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. You will have the ability to access the Proxy Materials on a website referred to in the Notice or request a printed set of the Proxy Materials and proxy card. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy may be found in the Notice. In addition, you may request delivery of future annual meeting proxy materials in printed form by mail or electronically by email on an ongoing basis.

How to Vote

You can direct your vote by proxy as follows:

•	Via the Internet: You may submit voting instructions to the proxy holders through the Internet by following the proxy voting instructions found in the Notice.

•	By Telephone: You may submit voting instructions to the proxy holders by telephone by following the proxy voting instructions found in the Notice.

•	By Mail or Facsimile: You may sign, date and return proxy cards in the pre-addressed, postage-paid envelope that will be provided or by facsimile if a printed Proxy Statement is requested.

•	At the Meeting: If you attend the annual meeting, you may vote in person by ballot, even if you have previously returned a proxy card or otherwise voted.

How a Proxy Works

Giving Michael Baker a proxy means that you authorize Michael Baker to vote your shares in accordance with your directions. If you give Michael Baker a proxy, but do not make any selections, your shares will be voted in favor of Michael Baker’s director candidates.

You may receive more than one Notice depending on how you hold your shares. Shares registered in your name are generally covered by one Notice. If you hold shares through someone else, such as a stockbroker, then you may get material from them asking you how you want to vote.

Changing Your Vote

You may revoke your proxy before it is voted by submitting a new proxy with a later date, including a proxy submitted over the Internet or by telephone, by voting in person at the meeting or by notifying Michael Baker’s Secretary in writing.

Common Stock Outstanding

As of the close of business on April 8, 2009, approximately 8,859,298 shares of Michael Baker common stock were issued and outstanding.

Quorum and Voting Information

Quorum

In order to conduct the business of the meeting, there must be a quorum. This means at least a majority of the issued and outstanding shares eligible to vote must be represented at the meeting, either in person or by proxy. You are considered a part of the quorum if you vote over the Internet, vote by telephone or submit a properly signed proxy card if you received one. Votes withheld and abstentions, as well as votes for or against a proposal, are counted in determining a quorum.

Election of Directors

If a quorum is present at the meeting, then the nine director candidates receiving the greatest number of votes cast will be elected to fill the open seats on the Board of Directors.

Other Matters

If a quorum is present, then any proposal other than the election of directors will be approved if a majority of the votes cast (in person or by proxy) are in favor of the proposal, unless the matter requires more than a majority vote under statute or Michael Baker’s bylaws. There are no other proposals included in this Proxy Statement or expected to come before the Annual Meeting.

Abstentions and Broker Non-Votes

Under Pennsylvania law, an abstention or a broker non-vote (as described below) is not considered a vote cast or considered in the calculation of the majority of votes cast and, therefore, will have no effect on the vote for an item. A broker non-vote occurs when a broker limits the number of shares voted on a proposal on its proxy card or indicates the shares represented by the proxy card are not being voted on a proposal.

COMMON STOCK OWNERSHIP

Director and Executive Officer Stock Ownership

Under the proxy rules of the Securities and Exchange Commission, a person beneficially owns Michael Baker common stock if the person has the power to vote or dispose of the shares, or if such power may be acquired, by exercising options or otherwise, within 60 days. The table below shows the amount and percentage of Michael Baker common stock that is beneficially owned, as of April 8, 2009, by the named executive officers in the “Summary Compensation Table,” Michael Baker’s current non-employee directors/nominees, and all of Michael Baker’s directors and executive officers as a group. Each person has sole voting power and sole dispositive power, unless indicated otherwise. No shares have been pledged as security by the named executive officers, directors or director nominees.

	Shares of Common
	Stock Owned		Percent
Executive Officer	(1)(2)(3)		of Class

Richard L. Shaw	34,705	(4)	*
Craig O. Stuver	6,104		*
Bradley L. Mallory	2,069		*
H. James McKnight	158		*
John D. Whiteford	259		*
Edward L. Wiley	8,958		*

	Shares of Common
	Stock Owned		Percent
Non-employee Director/Nominee	(1)(2)(3)		of Class

Robert N. Bontempo	32,000		*
Nicholas P. Constantakis	37,500	(5)	*
Robert H. Foglesong	10,500		*
Mark E. Kaplan	3,500		*
John E. Murray Jr.	31,000		*
Pamela S. Pierce	14,000		*
David N. Wormley	3,500		*

Directors and Executive Officers as a Group (20 persons)	222,394		2.5%

*	Less than 1%

(1)	This amount includes the number of shares of common stock indicated for each of the following persons or group which are allocated to their respective accounts as participants in the Michael Baker 401(k) Plan, referred to as the “Baker 401(k) Plan” and as to which they are entitled to give binding voting instructions to the trustee of the Baker 401(k) Plan: Mr. Mallory 773 shares, Mr. McKnight 158 shares, Mr. Stuver 5,460 shares, Mr. Whiteford 259 and Mr. Wiley 8,958 and all directors and executive officers as a group 26,240 shares. Baker 401(k) Plan holdings have been rounded to the nearest full share.

(2)	This amount includes options that are exercisable on or within 60 days of April 8, 2009 as follows: Mr. Shaw 13,000 shares, Dr. Bontempo 18,000 shares, Mr. Constantakis 12,000 shares, General Foglesong 6,000 shares, Dr. Murray 18,000 shares, Ms. Pierce 8,000 shares, Mr. Kaplan 2,000 shares, Dr. Wormley 2,000 shares and all directors and executive officers as a group 94,486 shares.

(3)	This amount includes restricted stock over which the Directors do not have dispositive power until restrictions lift as follows: Mr. Shaw 1,500 shares, Dr. Bontempo 3,000 shares, Mr. Constantakis 3,000 shares, General Foglesong 3,000 shares, Dr. Murray 3,000 shares, Ms. Pierce 3,000 shares, Mr. Kaplan 1,500 shares, and Dr. Wormley 1,500 shares.

(4)	This amount includes 7,500 shares gifted by Mr. Shaw to his spouse for which Mr. Shaw disclaims beneficial ownership.

(5)	This amount includes 20,000 shares gifted by Mr. Constantakis to his spouse for which Mr. Constantakis disclaims beneficial ownership.

Owners Of More Than 5%

The following table shows shareholders who are known to Michael Baker to be a beneficial owner of more than 5% of Michael Baker’s common stock as of December 31, 2008.

	Shares of		Percent
Name and Address of Beneficial Owner	Common Stock(1)		of Class

Baker 401(k) Plan Michael Baker Corporation Airside Business Park 100 Airside Drive Moon Township, PA 15108	1,013,817	(2)	11.45%
Corbyn Investment Management, Inc. 2330 W. Joppa Road, Suite 108 Lutherville, MD 21093	667,880	(3)	7.55%
Investment Counselors of Maryland, LLC 803 Cathedral Street Baltimore, MD 21201	509,900	(4)	5.76%

(1)	Under Securities and Exchange Commission regulations, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each person has sole voting power and sole investment power as to all shares listed opposite such person’s name.

(2)	The Baker 401(k) Plan requires the trustee to vote the shares held by the trust in accordance with the instructions from the participants for all shares allocated to such participants’ accounts. Allocated shares for which no such instructions are given and shares not allocated to the account of any employee are voted by the trustee in the same proportion as the votes for which participant instructions are given. In the case of a tender offer, allocated shares for which no instructions are given are not voted or tendered and shares not allocated to the account of any employee are voted by the trustee in the same proportion as the votes for which participant instructions are given.

(3)	According to the Schedule 13G filed January 20, 2009, Corbyn Investment Management, Inc. beneficially owns 288,605 shares, while Greenspring Fund, Inc., for which Corbyn Investment Management, Inc. serves as investment advisor, beneficially owns 379,275 shares. Due to its power to direct the disposition and direct the vote over such shares, Corbyn Investment Management, Inc. shares both dispositive and voting power with respect to the 667,880 shares.

(4)	According to the Schedule 13G filed February 4, 2009, all shares of common stock are owned by various advisory clients of Investment Counselors of Maryland, LLC, which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, due to its discretionary power to make investment decisions over such shares for its clients and its ability to vote such shares. Accordingly, Investment Counselors of Maryland, LLC shares both dispositive and voting power with respect to the 509,900 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Michael Baker’s directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of Michael Baker stock. Directors and officers must furnish Michael Baker with copies of these reports. Based on these copies and directors’ and executive officers’ representations, Michael Baker believes all directors and executive officers complied with the requirements in 2008, except for the reporting of initial beneficial ownership by G. John Kurgan, Edward L. Wiley and Mark E. Kaplan which were reported late on Form 3s filed on March 3, 2008, February 29, 2008 and March 7, 2008 respectively, the reporting of the exercise of options for 3,856 shares by Mr. Kurgan and the reporting of the sale of 5,334 shares by Mr. Kurgan, which were reported late on a Form 4 filed on March 5, 2008, and a Form 5 filed on January 8, 2009, respectively.

PROPOSAL 1 — ELECTION OF DIRECTORS

Michael Baker’s Board of Directors currently has nine members. Robert N. Bontempo, Nicholas P. Constantakis, Robert H. Foglesong, Mark E. Kaplan, Bradley L. Mallory, John E. Murray, Jr., Pamela S. Pierce, Richard L. Shaw and David N. Wormley, whose terms of office are expiring, have been nominated to serve for new terms ending in 2010. All nominations were made by the Governance and Nominating Committee of the Board, as further described in “The Governance and Nominating Committee” on page 10, and approved by the entire Board of Directors.

Vote Required

Your proxy will be voted “for” the election of these nominees, unless you withhold authority to vote for any one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the Board names one.

Only votes “for” a candidate are counted in the election of directors. The nine nominees who receive the most votes will be elected as directors.

The Board recommends you vote “for” each of the following candidates.

Director Nominees

The following table sets forth certain information regarding the nominees as of April 8, 2009. All of the nominees are continuing directors who were elected directors by Michael Baker’s shareholders at the 2008 Annual Meeting. Except as otherwise indicated, each nominee has held the principal occupation listed or another executive position with the same entity for at least the past five years.

Robert N. Bontempo, Ph.D. Age 49 Director since 1997	Professor at Columbia University School of Business since 1994. Formerly: Assistant Professor of International Business at Columbia University Graduate School of Business from 1989 to 1994.

Nicholas P. Constantakis, CPA Age 69 Director since 1999	Retired. Formerly: Partner, Andersen Worldwide SC (independent public accountants and consultants) from 1961 to 1997. Holds numerous investment company directorships in the Federated Fund Complex where he is a member of the Audit Committee. From 2005 to 2008 he was Chairman of the Audit Committee of the Federated Fund Complex.

General (Ret.) Robert H. Foglesong Age 63 Director since April 2006	Founded and leads the Appalachian Leadership and Education Foundation, where he is President and Chief Executive Officer, and serves as a Director of Massey Energy Company, Stark Aerospace Inc., and CDEX Inc. General Foglesong serves on the Compensation Committee of CDEX Inc., the Finance Committee and Compensation Committee of Stark Aerospace Inc., and the Audit, Governance and Safety Committees, and is the Chairman of the Compensation committee of Massey Energy Company. Formerly: President of Mississippi State University. Prior to Mississippi State University, General Foglesong had a 33-year career with the United States Air Force, including serving as Vice Commander, and retiring in 2006 as a four star general and Commander, United States Air Force Europe.

Mark E. Kaplan, CPA Age 47 Director since February 2008	Senior Vice President and Chief Financial Officer of Duquesne Light Holdings since 2005 and a Director of the Wesmark Funds, a mutual fund complex, where he is the Chairman of the Audit Committee. Formerly: Managing Director of CLJ Consulting Group (management consulting) from 2004 to 2005. Prior to CLJ Consulting Group, Mr. Kaplan served in various capacities with Weirton Steel Corporation (integrated steel mill), including President and Chief Financial Officer, from 1995 to 2004.

Bradley L. Mallory Age 56 Director since February 2008	President and Chief Executive Officer of Michael Baker Corporation since February 2008. Formerly: Chief Operating Officer of Michael Baker Corporation from October 2007 to February 2008; President of Engineering of Michael Baker Jr., Inc. from November 2003 to October 2007; Senior Vice President of Michael Baker Jr., Inc. from March 2003 to October 2003; Secretary of Transportation of the Commonwealth of Pennsylvania from 1995 to 2003.

John E. Murray, Jr., S.J.D. Age 76 Director since 1997	Chancellor of Duquesne University since 2001 and Professor of Law of Duquesne University since 1995. Formerly: President of Duquesne University from 1988 until 2001; Dean of University of Pittsburgh and Villanova University Schools of Law. Holds numerous investment company directorships in the Federated Fund Complex, including formerly the Chairman of the Board of the Federated Fund Complex.

Pamela S. Pierce Age 54 Director since 2005	Executive Vice President of ZTown Investments, Inc. (private oil and gas producers) and a member of the Board of Managers and Chair of the Compensation Committee of Laredo Petroleum, Inc. (private oil and gas producers). Formerly: President of Huber Energy until 2004 and President and Chief Executive Officer of Mirant Americas Energy Capital and Production Company from 2000 until 2002.

Richard L. Shaw Age 81 Director since 1965	Chairman of the Board of Michael Baker Corporation since 1993. Formerly: Chief Executive Officer of Michael Baker Corporation from September 2006 to February 2008; Chief Executive Officer from 1999 to 2001; President and Chief Executive Officer from 1993 through 1994 and President and Chief Executive Officer from 1984 to 1992. Mr. Shaw has held various positions since joining Michael Baker Corporation in 1952.

David N. Wormley, Ph.D. Age 69 Director since June 2008	Dean of the College of Engineering at Pennsylvania State University since 1992. Formerly: Associate Dean of Engineering at Massachusetts Institute of Technology (MIT) from 1991 to 1992, and Head of MIT’s Department of Mechanical Engineering from 1982 to 1991.

The Board and Committees

The Board met nine times during 2008. All directors then serving participated in at least 75% of all meetings of the Board and the committees on which they served in 2008. The standing Board committees that help the Board fulfill its duties include the Executive Committee, the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, and the Health, Safety, Environmental and Compliance Committee.

The Board has adopted categorical standards to assist it in determining whether its members meet the independence requirements of the NYSE Amex. The Board has reviewed the independence of its members under the NYSE Amex listing standards and has determined that a majority of its members are independent. Specifically, none of the following directors, Dr. Bontempo, Mr. Constantakis, General (Ret.) Foglesong, Mr. Kaplan, Dr. Murray, Ms. Pierce and Dr. Wormley, has a material relationship with Michael Baker and each such director meets the independence requirements of the NYSE Amex.

It is Michael Baker’s policy that all directors attend the annual meeting of shareholders if reasonably possible. With the exception of Mr. Gavert, all directors then serving attended the 2008 annual meeting of shareholders.

The Executive Committee

The Executive Committee has all of the powers of, and the right to exercise all of the authority of, the Board of Directors in the management of the business and affairs of Michael Baker. The Executive Committee met five times in 2008. The Executive Committee members are Mr. Shaw and Drs. Bontempo and Murray. Mr. Shaw serves as the Executive Committee’s Chairman.

The Audit Committee

The Audit Committee acts under a written charter, which was amended and restated by the Board of Directors on March 6, 2009. The Audit Committee has reviewed and reassessed the adequacy of the Audit Committee Charter on an annual basis. A current copy of the Audit Committee Charter is available on Michael Baker’s website at http://www.mbakercorp.com and available in print to any shareholder upon request.

The Audit Committee met 24 times in 2008. The Audit Committee members are Mr. Constantakis, Mr. Kaplan and Ms. Pierce. Mr. Constantakis was appointed Chairman of the Audit Committee on November 1, 2007. Mr. Kaplan was appointed to the Audit Committee in February 2008. Ms. Pierce was appointed to the Audit Committee in September 2008. The Board of Directors has concluded that all Audit Committee members are independent as defined by the NYSE Amex listing standards. In addition, the Board has determined that Mr. Constantakis and Mr. Kaplan each qualify as an “audit committee financial expert,” as such is defined by the regulations of the Securities and Exchange Commission.

The Audit Committee assists the Board in overseeing the accounting and financial reporting processes of Michael Baker. It is directly responsible for appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm engaged by Michael Baker. The functions performed by the Audit Committee include:

•	appointing the independent registered public accountants;

•	reviewing with the independent registered public accountants the plan for, and the results of, the auditing engagement;

•	approving professional services to be provided by the independent registered public accountants before the services are performed;

•	reviewing the independence of the independent registered public accountants;

•	overseeing the work of the independent registered public accountants;

•	discussing Michael Baker’s financial statements with the independent registered public accountants and management; and

•	reviewing Michael Baker’s system of internal accounting controls.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Michael Baker regarding accounting, internal controls or auditing matters. The Audit Committee has oversight of the internal audit function, including reviewing the annual internal audit plan and assessing the internal audit function’s performance.

The Audit Committee considers whether the independent registered public accountants’ provision of non-audit related services is compatible with maintaining the independence of the independent registered public accountants.

The Audit Committee Report

The Audit Committee is responsible for reviewing Michael Baker’s financial reporting process on behalf of the Board of Directors. Management of Michael Baker has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In the performance of the Audit Committee’s oversight function, the Audit Committee meets with management periodically to consider the adequacy of Michael Baker’s internal controls and the objectivity of its financial reporting. The Audit Committee meets privately with the independent registered public accountants of Michael Baker, who have unrestricted access to the Audit Committee. Specifically, the Audit Committee reviewed and discussed the consolidated balance sheet of Michael Baker Corporation and subsidiaries as of December 31, 2008, and the related consolidated statements of income, shareholders’ investment and cash flows, for the year then ended, with management of Michael Baker and the independent registered public accountants. These consolidated financial statements, which are the responsibility of Michael Baker’s management, are included in Michael Baker’s annual report to shareholders and in Michael Baker’s annual report on Form 10-K as filed with the Securities and Exchange Commission. They have been audited by Deloitte & Touche LLP, independent registered public accounting firm, and their report thereon, which accompanies the consolidated financial statements, is an important part of Michael Baker’s reporting responsibility to its shareholders. Based on the Audit Committee’s review of the consolidated financial statements and the discussions with Michael Baker management and the independent registered public accountants, the Audit Committee is responsible for making a recommendation to the Board of Directors of Michael Baker regarding inclusion of the audited financial statements in Michael Baker’s annual report on Form 10-K.

The Audit Committee has met with the independent registered public accountants and discussed the matters that they are required to communicate to the Audit Committee by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance) relating to the conduct of the audit. These items include, but are not limited to, significant issues identified during the audit such as management judgments and accounting estimates, accounting policies, proposed audit adjustments, financial statement disclosure items and internal control issues, and if there were any disagreements with management or difficulties encountered in performing the audit.

Michael Baker’s independent registered public accountants also provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee has met with and discussed the independent registered public accountants’ independence. The Audit Committee has determined that Deloitte & Touche LLP are independent auditors with respect to Michael Baker within the meaning of the federal securities laws and the rules and regulations thereunder and Rule 3200T of the Public Company Accounting Oversight Board.

As part of the ongoing oversight process, the Audit Committee, with the advice of legal counsel, Michael Baker’s independent registered public accountants and other advisors, has adopted and implemented in a timely manner any new rules and regulations promulgated by the Securities and Exchange Commission and NYSE Amex.

Based on the Audit Committee’s review and discussions, the Audit Committee has recommended to Michael Baker’s Board of Directors that the aforementioned 2008 audited financial statements be included in Michael Baker’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

Respectfully submitted,

Nicholas P. Constantakis	Mark E. Kaplan	Pamela S. Pierce

The Compensation Committee

The Compensation Committee acts under a written charter, which is available on Michael Baker’s website at http://www.mbakercorp.com and available in print to any shareholder upon request.

The Compensation Committee provides assistance to the Board relating to the compensation of Michael Baker’s officers and directors. The Committee’s principal responsibilities include:

•	reviewing and approving Michael Baker’s compensation philosophy;

•	reviewing and approving the executive compensation programs, plans and awards; and

•	overseeing Michael Baker’s short-term and long-term incentive plans and other stock or stock-based plans.

The Compensation Committee ensures that the compensation of Michael Baker’s executives and other key employees is fair and competitive, as well as in compliance with applicable laws.

The Chief Executive Officer recommends to the Compensation Committee salary adjustments for executive officers other than himself. The Committee reviews these recommendations in light of Michael Baker’s overall compensation objectives. A final comparison is made to verify that the total percentage increase in compensation paid to the executive officers as a group is not disproportionate to the percentage increase applicable to other Company employee groups. The Compensation Committee annually reviews market data by reviewing executive compensation surveys compiled by third-party consultants, compensation of an industry peer group and compensation of a group of local companies to assess Michael Baker’s competitive position for the components of executive compensation (base salary and short-term incentive compensation). All recommendations of the Compensation Committee relating to compensation of Michael Baker’s executive officers are reviewed and approved by the full Board of Directors.

The Compensation Committee annually reviews market data compiled by third-party consultants, along with general industry information and other relevant sources to assess the competitiveness of the Chief Executive Officer’s salary, and, based on this review, approves in advance any salary increase for the Chief Executive Officer. Because Mr. Mallory became Chief Executive Officer during 2008, the Compensation Committee determined his base salary, as discussed below. The Chief Executive Officer is not present during any discussions concerning his compensation.

Pursuant to its charter, the Compensation Committee is authorized to engage compensation consultants of its selection to advise it with respect to Michael Baker’s salary and incentive compensation and benefits programs. The Compensation Committee has historically engaged compensation consultants for a variety of purposes. The Compensation Committee regularly reviews data from multiple third party sources in connection with performance of its duties, including data compiled by or provided by compensation consultants. William M. Mercer Incorporated (“William Mercer”) assisted in providing information concerning Michael Baker’s short-term incentive compensation plan, referred to as the Line of Sight Plan. The Compensation Committee engaged William Mercer to assist in determining the 2008 compensation of Michael Baker’s Chief Executive Officer and the Compensation Committee conducted a competitive analysis for its other executive officers based on a variety of sources.

In regard to Michael Baker’s non-employee directors, the Compensation Committee also uses an industry peer group, data from local companies and survey data compiled by third-party consultants to assess and determine the level of director compensation. This data is compiled by the Chief Resource Officer and provided to the Compensation Committee. Director compensation is reviewed and approved by the full Board of Directors.

The Compensation Committee also adopts or amends incentive compensation plans and equity award plans in which the executive officers and non-employee directors are participants.

The Compensation Committee met seven times in 2008. The Compensation Committee members are Drs. Murray and Bontempo and Mr. Constantakis. Dr. Bontempo was appointed as the Compensation Committee’s Chairman on September 9, 2008. All of the members of the Compensation Committee are non-employee directors satisfying the independence standards of the NYSE Amex listing standards.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee in 2008, Drs. Murray and Bontempo and Mr. Constantakis, are non-employee directors who satisfy the independence standards of the NYSE Amex listing standards.

During 2008, Michael Baker had no interlocking relationships in which (i) an executive officer of Michael Baker served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of Michael Baker; (ii) an executive officer of Michael Baker served as a director of another entity, one of whose executive officers served on the Compensation Committee of Michael Baker; or (iii) an executive officer of Michael Baker served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Michael Baker. No member of the Compensation Committee was at any time during the 2008 fiscal year or at any other time an officer or employee of the Company, and no member had any relationship with Michael Baker requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 12 through 23 of the Proxy Statement with management.

Based on the review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

Respectfully submitted,

Robert N. Bontempo	Nicholas P. Constantakis	John E. Murray, Jr.

The Governance and Nominating Committee

The Governance and Nominating Committee acts under a written charter which was adopted by the Board of Directors on February 20, 2003. A current copy of the Governance and Nominating Committee Charter is available on Michael Baker’s website at http://www.mbakercorp.com and available in print to any shareholder upon request.

The principal functions of the Governance and Nominating Committee are to:

•	identify the skills and characteristics to be found in candidates to be considered to serve on Michael Baker’s Board of Directors and to use such to select nominees;

•	oversee the corporate governance of Michael Baker; and

•	recommend corporate governance guidelines.

The Governance and Nominating Committee met two times in 2008. The current Governance and Nominating Committee members are Mr. Kaplan and Drs. Bontempo and Murray, each of whom are non-employee directors satisfying the independence standards of the NYSE Amex listing standards. Mr. Kaplan was appointed to the Governance and Nominating Committee in September 2008. Dr. Murray was appointed as the Chairman of the Governance and Nominating Committee in September 2008.

The Committee will consider nominees for Directors recommended by shareholders. Shareholders wishing to recommend a director candidate for consideration by the Committee can do so by writing to the Secretary of Michael Baker, Airside Business Park, 100 Airside Drive, Moon Township, PA 15108; giving the candidate’s name, biographical data and qualifications. Any such notice of recommendation should be accompanied by a current resume of the individual and a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. Nominations must be received at least 60 days prior to the annual meeting of shareholders. No candidates for Board membership have been put forward by shareholders for election at the annual meeting.

In evaluating candidates for the Board, the Governance and Nominating Committee considers the entirety of each candidate’s credentials. The Committee is guided by the objective set forth in its charter of ensuring that the Board consists of individuals from diverse educational and professional experience and backgrounds who collectively provide meaningful counsel to management. The Committee considers the candidates’ character, integrity, experience, understanding of strategy and policy-setting, and reputation for working well with others. If candidates are recommended by Michael Baker’s shareholders, then such candidates will be evaluated using the same criteria. With respect to nomination of continuing directors for re-election, the individual’s past contributions to the Board are also considered.

Pursuant to authority granted under its charter, the Governance and Nominating Committee has the authority to hire and pay a fee to a consultant or search firm to assist in the process of identifying and evaluating director candidates. The Committee did not use a consultant or search firm in the last fiscal year and accordingly, did not pay any fees for identifying director candidates.

The Health, Safety, Environmental and Compliance Committee

The Health, Safety, Environmental and Compliance Committee acts under a written charter, which is available on Michael Baker’s website at http://www.mbakercorp.com and available in print to any shareholder upon request.

The Health, Safety, Environmental and Compliance Committee reviews and considers health, safety, environmental and related compliance issues relative to Michael Baker.

The Health, Safety, Environmental and Compliance Committee met two times in 2008. The current Health, Safety, Environmental and Compliance Committee members are Ms. Pierce, General Foglesong and Dr. Wormley. Ms. Pierce is the Chairperson of the Health, Safety, Environmental and Compliance Committee.

Compensation Discussion and Analysis

Overview

This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of Michael Baker’s executive officers who served as named executive officers during 2008. The discussion focuses primarily on the information contained in the tables and related footnotes and narrative for 2008, but the discussion also describes compensation actions taken prior to 2008 to the extent it enhances the understanding of Michael Baker’s executive compensation disclosure.

The principal elements of Michael Baker’s executive compensation program are base salary and short-term incentive compensation. Michael Baker’s other benefits and perquisites consist of group life insurance premiums paid on behalf of Michael Baker’s executives, and tax gross-up payments. The Compensation Committee is also currently analyzing an appropriate form of long-term incentive compensation plan to be provided to Michael Baker’s executives in the future. Michael Baker’s philosophy on compensation places a share of overall compensation “at risk,” thereby rewarding employees based on the overall performance of Michael Baker.

Objectives and Philosophy

The overall objectives of Michael Baker’s executive compensation program are:

•	to attract and retain executive officers and other key employees of outstanding ability, and to motivate all employees to achieve Michael Baker’s financial and operational goals;

•	to ensure that pay is competitive with other leading companies in Michael Baker’s industries and local markets;

•	to reward executive officers and other key employees for corporate, group and individual performance; and

•	to ensure that total compensation to the executive officers as a group is reasonable and competitive when compared to Michael Baker’s size, industry and local markets.

During 2008, the Compensation Committee focused on assessing whether Michael Baker’s short-term incentive compensation program was structured to reward an executive’s performance in the manner in which the Compensation Committee believes is effective and appropriate. As discussed below in regard to the short-term incentive compensation plan, the Compensation Committee decided not to establish targets for the 2008 plan year and to grant discretionary awards under the existing short-term incentive compensation plan. The long-term incentive plan was terminated in 2007 and has not yet been replaced. In determining executive compensation for 2008, the Compensation Committee reviewed the relationship of an executive’s compensation to that of other executive officers of Michael Baker, similar executive officers in comparable companies, and Michael Baker’s current and projected growth and profitability performance. The Compensation Committee believes that executive compensation packages provided by Michael Baker to its executives during 2008, including the named executive officers, were competitive and appropriately rewarded the named executive officers.

Compensation Process

Compensation Committee.  Executive officer compensation is administered by the Compensation Committee of Michael Baker’s Board of Directors, which is composed of three members, Drs. Murray and Bontempo and Mr. Constantakis. Dr. Bontempo was appointed Chairman of the Compensation Committee on September 9, 2008. The Compensation Committee approved the 2008 compensation arrangements described in this compensation discussion and analysis. Michael Baker’s Board of Directors appoints the Compensation Committee members and delegates to the Compensation Committee the direct responsibility for, among other matters:

•	reviewing and approving Michael Baker’s compensation philosophy;

•	reviewing and approving the executive compensation programs, plans and awards; and

•	overseeing Michael Baker’s short- and long-term incentive plans and other stock or stock-based plans.

The Chief Executive Officer recommends to the Compensation Committee salary adjustments for executive officers other than himself. The Committee reviews these recommendations in light of Michael Baker’s overall compensation objectives. The Compensation Committee annually reviews market data through executive compensation surveys compiled by third-party consultants, considering an industry peer group and compensation of a group of local companies to assess Michael Baker’s competitive position for the components of executive compensation (base salary and short-term incentive compensation). All recommendations of the Compensation Committee relating to compensation of Michael Baker’s executive officers are reviewed and approved by the full Board of Directors.

The Compensation Committee annually reviews market data compiled by third-party consultants, along with general industry information and other relevant source to assess the competitiveness of the Chief Executive Officer’s salary, and, based on this review, approves in advance any salary increase for the Chief Executive Officer. Because Mr. Mallory became Chief Executive Officer during 2008, the Compensation Committee determined his base salary, as discussed below. The Chief Executive Officer is not present during any discussions concerning his compensation.

Role of Compensation Experts.  Pursuant to its charter, the Compensation Committee is authorized to engage compensation consultants to advise with respect to Michael Baker’s salary and incentive compensation and benefits programs. The Compensation Committee has historically engaged compensation consultants for a variety of purposes. The Compensation Committee regularly reviews data from multiple third party sources, in connection with the performance of its duties, including data compiled by or provided by compensation consultants. William Mercer assisted in providing information concerning Michael Baker’s short-term incentive compensation plan, referred to as the Line of Sight Plan. The Compensation Committee engaged William Mercer to assist in determining the 2008 compensation of Michael Baker’s Chief Executive Officer and the Compensation Committee conducted a competitive analysis for other executive officers based on a variety of sources.

Role of Michael Baker’s Executive Officers in the Compensation Process.  The Chief Executive Officer recommends to the Compensation Committee salary adjustments for executive officers. No other executive officer has a role in setting executive compensation.

Components of Compensation

Michael Baker’s 2008 compensation consisted of base salary and short-term incentive compensation elements primarily structured to reward Michael Baker’s executive officers for achieving certain financial and business objectives.

Base Salaries.  An overall salary budget increase recommendation is compiled by the Human Resources function for all divisions of Michael Baker. The amount of the merit increase percentage is then established and approved by the Compensation Committee at the October meeting for the next calendar year. These increases are determined by reviewing a variety of third party compensation data. For 2008 salaries, the Compensation Committee reviewed such data from Hewitt, Economic Research Institute (“ERI”), Dietrich Surveys (“Dietrich”), Salary.com, and WorldatWork.

Michael Baker establishes a salary range based on benchmarking for each of its executive officers’ salary grade level. The competitive norm for salary ranges for 2008 was established by reviewing data from the third party consultant surveys including Hewitt, ERI, Dietrich, Salary.com, and WorldatWork. Consideration was also given to Michael Baker’s industry peer group. Michael Baker’s industry peer group for benchmarking includes Tetra Tech Inc., Jacobs Engineering Group Inc., AECOM Technology Corporation, MasTec, Inc., The Shaw Group Inc. and URS Corporation. In using this group for benchmarking, the Compensation Committee takes into consideration that many of the peer group companies have higher market capitalization and/or total revenue than Michael Baker. Finally, consideration was given to comparable local companies to determine if the proposed ranges of executive salaries were in line with the local markets. This benchmarking is performed using local companies such as Mine Safety Appliance Corporation, Black Box Corporation, Matthews International Corporation and Calgon Carbon Corporation. The use of local companies in addition to survey data and Michael Baker’s peer group is based on the philosophy that Michael Baker’s executives are hired from a talent pool that is not comprised of only engineering and energy industry executives and that Michael Baker competes in the local market for certain of its executive officer positions. Michael Baker generally establishes its executive officer salary midpoint at the average midpoint determined through this benchmarking process. Based on this benchmarking process, the salary ranges for Michael Baker’s executive officers were increased by 3.5% for fiscal year 2008.

Individual executive officer base salaries for Michael Baker’s executive officers are reviewed annually by the Compensation Committee with increases to be effective in April of the fiscal year. Increases for the executive officers are recommended by the Chief Executive Officer. The position of the executive officer within the salary range for the executive’s position established by the benchmarking process described above and the executive’s years in the position, responsibility and contributions to the business are all taken into consideration. Individual salaries may be above or below the midpoint in the established range based on the individual’s years in the position, contribution to business results, capabilities and qualifications, potential and the importance of the individual’s position to Michael Baker’s success. For 2008, the base salary increases for the named executive officers ranged from 4.0% to 61.7%. These increases are discussed further in connection with the “Summary Compensation Table,” which follows on page 15.

Short-Term Incentive Compensation.  Michael Baker’s short-term incentive compensation plan is intended to compensate executive officers directly if strategic and financial performance targets are achieved and reward executive officers for performance on those activities that are most directly under their control and for which they are responsible. The short-term incentive compensation is awarded under the 2008 Incentive Compensation Plan derived under the Line of Sight Plan developed by William Mercer. By providing an incentive opportunity based on market-based performance goals, the plan was designed to establish a “line of sight” between the overall performance of Michael Baker and the individual contribution of the officer. Under the plan, the Compensation Committee designates participants into one of three groups. Executive officers participate in Group 1. Each participant is assigned an incentive target within 90 days of the beginning of a plan year. During 2008, the Compensation Committee continued its consideration of the current short-term incentive compensation plan, and determined that, while the structure may be adequate, the strategic and financial performance targets were not adequately achieving the desired impact on the executive’s behavior in order to drive the organization’s profitability. Therefore, as in 2007, no incentive targets were set for the named executive officers for the 2008 plan year.

The Compensation Committee may grant discretionary bonuses to executive officers under the 2008 Incentive Compensation Plan. The Compensation Committee considered alternative strategic and financial performance targets, in order to reward employees for outstanding performance during 2008. Based upon 2008 performance, the Compensation Committee recommended and the Board approved a discretionary pool available for distribution of $8,000,000, of which $625,080 was paid to the named executive officers. The Compensation Committee awarded discretionary distributions to the executive officers based on market targets and individual performance in 2008. For 2009, the Compensation Committee has recommended to the Board and the Board has adopted an earnings per share formula to provide performance targets for the executive officers.

Stock Ownership Requirements.  We do not currently have any policy or guidelines that require a specified ownership of Michael Baker’s common stock by Michael Baker’s directors or executive officers or stock retention guidelines applicable to equity-based awards granted to directors and executive officers. As of April 8, 2009, Michael Baker’s Directors and executive officers as a group owned approximately 2.5% of Michael Baker’s outstanding common stock.

Perquisites and Other Personal Benefits.  Supplemental benefits are offered to selected executive officers with the goal of attracting and retaining key executive talent. We provide the following perquisites to Michael Baker’s executive officers: group life insurance premiums paid on behalf of Michael Baker’s executives, and tax gross-up payments.

Post-termination Compensation

Michael Baker does not generally provide employment or severance agreements to its executive officers. However, in June 2008, Michael Baker entered into an employment agreement with Mr. Mallory, which is discussed below, under which he is provided certain post-termination benefits under certain circumstances. Also as discussed below, during 2008 Mr. Shaw had both an Employment Agreement and a Consulting Agreement under which he was entitled to certain post-termination benefits. Also as discussed below, Mr. Stuver entered into a letter agreement with Michael Baker on September 18, 2008, which provided for additional compensation for each month Mr. Stuver remained with Michael Baker.

In connection with Michael Baker’s ongoing strategic review of its Energy business segment, Mr. Whiteford, along with a group of key Energy executives and managers, entered into retention agreements with Michael Baker in 2007. These Retention Agreements were amended in December 2008 to extend the term through June 2009. Mr. Whiteford’s original Retention Agreement included (i) an amount to be paid out upon the successful completion of any divestiture of the Energy segment, and (ii) an amount to be paid six months after the signing of the Retention Agreement for remaining in his position during the negotiation of the sale or other divestiture. The six-month retention component of the original Retention Agreement was paid out in December 2007. The December 2008 amendment to the Retention Agreements retained the amount to be paid out upon the successful completion of any divestiture of the Energy segment and provided for payment of an amount for remaining in his position until March 2009.

Tax Implications of Executive Compensation.  Michael Baker’s aggregate deductions for each named executive officer’s compensation are potentially limited by Section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent the aggregate amount paid to an executive officer exceeds $1.0 million, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions specified in the Internal Revenue Code.

Stock Option Practices.  We do not have an active stock option plan for our executive officers. The terms of prior plans included provisions to award stock options to purchase Michael Baker’s common stock to executive officers at or above the fair market value of Michael Baker’s common stock at the grant date. The Compensation Committee is currently analyzing the appropriate form of long-term incentive compensation plan to be provided to Michael Baker’s executives in the future.

Summary Compensation Table

This table shows the compensation for each person serving as Michael Baker’s Chief Executive Officer, Acting Chief Financial Officer and the three other most highly paid executive officers, other than the Chief Executive Officer and Acting Chief Financial Officer, in 2008.

										Pension
										Value and
										Nonqualified
									Non-Equity	Deferred
					Stock		Option		Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus(2)		Awards		Awards		Compensation(6)	Earnings	Compensation(7)	Total

Richard L. Shaw	2008	$91,067	$215,250		$9,381	(4)	$35,821	(5)	—	—	$221,886	$573,405
Former Chief Executive	2007	$430,498	—		$5,040	(4)	—		—	—	$70,029	$505,567
Officer(1)	2006	$112,592	—		$16,698	(4)	—		—	—	$323,341	$452,631
Bradley L. Mallory	2008	$395,751	—		—		$161,855	(5)	$151,000	—	$17,998	$726,604
Chief Executive Officer	2007	$246,405	$42,930		—		—		$12,450	—	$11,745	$313,530
(Principal Executive	2006	$238,040	—		—		—		—	—	$12,018	$250,058
Officer)(1)
Craig O. Stuver	2008	$226,543	$115,003	(3)	—		—		$69,002	—	$10,033	$420,581
Senior Vice President,	2007	$201,700	$20,104		—		—		$12,450	—	$9,042	$243,296
Acting Chief Financial Officer, Corporate Controller and Treasurer (Principal Financial Officer)
H. James McKnight	2008	$270,942	—		—		—		$82,512	—	$16,018	$369,472
Executive Vice	2007	$263,203	$46,414		—		—		$12,450	—	$15,986	$338,053
President, General	2006	$259,697	—		—		—		—	—	$19,958	$279,655
Counsel and Secretary
John D. Whiteford	2008	$277,472	—		—		—		$35,000	—	$10,766	$323,238
Corporate Executive	2007	$266,800	$157,224	(3)	—		—		—	—	$10,737	$434,761
Vice President	2006	$246,953	—		—		—		—	—	$13,526	$260,479
Edward L. Wiley	2008	$237,458	—		—		—		$72,316	—	$14,508	$324,282
Executive Vice President, Federal Business Line Manager

(1)	Mr. Shaw resigned as Chief Executive Officer on February 21, 2008. Mr. Mallory became President and Chief Executive Officer on February 21, 2008.

(2)	Includes the dollar amount granted by the Board in 2007 as a discretionary bonus to each named executive officer who accrued an award under the 2003 Long-Term Incentive Compensation Plan but was no longer eligible for payout for the amount previously earned. The Board approved a discretionary bonus for Mr. Shaw of $215,250 in 2008.

(3)	Includes the additional compensation amount paid to Mr. Stuver pursuant to his letter agreement and the retention amount paid to Mr. Whiteford pursuant to his Retention Agreement which are described above.

(4)	Reflects the dollar amount recognized in Michael Baker’s financial statements for fiscal years 2006, 2007 and 2008 in accordance with FAS 123(R) related to the award of restricted stock under the 1996 Nonemployee Directors Stock Incentive Plan. For the assumptions used in the calculation of this amount under FAS 123(R), see Note 18 of the Consolidated Financial Statements in the Annual Report for the year ended December 31, 2008.

(5)	Reflects the dollar amount recognized in Michael Baker’s financial statements for fiscal years 2008 in accordance with FAS 123(R) related to Mr. Shaw’s award of stock options under the 1996 Nonemployee Directors Stock Incentive Plan and Mr. Mallory’s award of stock appreciation rights (SARs) under his 2008 Employment Agreement.

(6)	As discussed in the “Compensation Discussion and Analysis” above, no short-term incentive targets were set for the named executive officers for the 2008 and 2007 plan years. As a result, only discretionary incentive awards were earned under the 2008 and 2007 Incentive Compensation Plan. No awards were earned during 2006 because the applicable performance goals were not achieved.

(7)	The amount of all other compensation for each named executive officer in 2006, 2007 and 2008 includes the following:

			Group	Medical	Post-		Tax
		401(k)	Life	Insurance	Retirement		Gross		Club Dues		Director		Consulting		Vacation
Name	Year	Match	Premiums	Premiums	Benefit		Up		and Other		Fees		Fees		Payout	Total

Richard L. Shaw	2008	—	$46,594	$6,294	$3,000	(1)	$364		$826		$35,600	(2)	$97,397	(3)	$31,811	$221,886
	2007	—	$51,783	$8,799	$5,000	(1)	$1,399		$3,048		—		—		—	$70,029
	2006	—	$46,594	$5,533	$154,000	(1)	—		—		$37,525	(2)	$79,689	(3)	—	$323,341
Bradley L. Mallory	2008	$10,125	$1,620	—	—		$1,912		$4,341		—		—		—	$17,998
	2007	$10,125	$1,620	—	—		—		—		—		—		—	$11,745
	2006	$8,937	$817	—	—		$693		$1,571		—		—		—	$12,018
Craig O. Stuver	2008	$10,033	—	—	—		—		—		—		—		—	$10,033
	2007	$9,042	—	—	—		—		—		—		—		—	$9,042
H. James McKnight	2008	$10,125	$5,861	—	—		$9	(4)	$23	(4)	—		—		—	$16,018
	2007	$10,125	$5,861	—	—		—		—		—		—		—	$15,986
	2006	$8,937	$5,623	—	—		$1,652		$3,746		—		—		—	$19,958
John D. Whiteford	2008	$10,125	$641	—	—		—		—		—		—		—	$10,766
	2007	$10,125	$612	—	—		—		—		—		—		—	$10,737
	2006	$9,225	$518	—	—		$1,158		$2,625		—		—		—	$13,526
Edward L. Wiley	2008	$9,982	$4,526	—	—		—		—		—		—		—	$14,508

(1)	Reflects the dollar amount recognized in Michael Baker’s financial statements for fiscal years 2006, 2007 and 2008 for the post-retirement benefits payable under Mr. Shaw’s Employment Agreement or Consulting Agreement discussed below.

(2)	Reflects director fees earned by Mr. Shaw for his service as a director prior to his appointment as Chief Executive Officer in September 2006 and after his resignation as Chief Executive Officer in February 2008 as follows: For 2006: Board Retainer $12,750, Executive Committee Chair $1,875, Chairman of the Board $11,250 and Board Meeting Fees $11,650; For 2008: Board Retainer $14,166, Executive Committee Chair $2,084, Chairman of the Board $12,500 and Board Meeting Fees $6,850.

(3)	Reflects earnings by Mr. Shaw under his Consulting Agreement, discussed below, prior to his appointment as Chief Executive Officer in September 2006 and after his resignation as Chief Executive Officer in February 2008.

(4)	Reflects $23 for the personal use of a company car and a $9 tax gross up related to the personal use of the company car.

During 2008, Michael Baker’s executive officers did not have employment agreements, except for Mr. Mallory and Michael Baker’s former Chief Executive Officer, Mr. Shaw. Mr. Mallory serves as President and Chief Executive Officer under an employment agreement entered into on June 17, 2008. Mr. Mallory’s employment agreement is for a term of three years, and provides that Mr. Mallory will, among other things, be entitled to the following compensation:

(a)	an annual base salary of $430,000, which may be adjusted upwards annually for cost-of-living increases (subject to a maximum increase of three percent per year) and by the Board at any time based upon Mr. Mallory’s contribution to the success of Michael Baker and any other factors the Board may deem appropriate;

(b)	incentive bonuses as the Board in its sole discretion may determine from time to time to be appropriate;

(c)	receipt of stock appreciation rights (SARs) relating to 40,000 shares of Michael Baker’s common stock, which vest in accordance with the schedule described below and are subject to forfeiture under various circumstances, which are summarized in the “Potential Payments on Termination or Change in Control” section on page 20;

(d)	the reimbursement of reasonable business expenses in connection with Mr. Mallory’s employment, which shall comply with the standard reimbursement policies of Michael Baker; and

(e)	coverage by those health plans and other benefits which are available generally to employees of Michael Baker.

Subject to certain forfeiture conditions summarized in the “Potential Payments on Termination or Change in Control” section on page 20, 10,000 SARs will vest on December 17, 2009, 15,000 SARs will vest on June 17, 2010, and 15,000 SARs will vest on June 17, 2011.

In order to recognize Mr. Shaw’s contribution to Michael Baker’s 2008 performance, along with his assistance to Mr. Mallory during the transition to and assumption of the Chief Executive Officer role, and Mr. Shaw’s continuing contribution to the development and pursuit of various strategic matters, the Board approved a bonus of $215,250 in 2008.

Michael Baker entered into an Employment Agreement with Mr. Shaw in April 1988, which was supplemented a variety of times during his tenure as Chief Executive Officer. The latest supplement occurred effective September 14, 2006 when Mr. Shaw resumed the full-time position of Chief Executive Officer at an annual salary of $430,498 after the departure of Mr. Fusilli on September 12, 2006. This salary reflects an increase of $5,492 from his previous Chief Executive Officer salary of $425,006 when he retired in April 2001. In addition, the agreement provided for the payment of the costs of health insurance for both Mr. and Mrs. Shaw for life and maintenance of life insurance for Mr. Shaw. This Agreement also provided for a supplemental retirement benefit of $5,000 per month commencing on expiration of the Agreement until both Mr. and Mrs. Shaw are deceased. The 2006 Supplement suspended payments under Mr. Shaw’s Consulting Agreement, discussed below, during the period that he was employed as Michael Baker’s Chief Executive Officer, although its term continued to run.

Mr. Shaw also has a Consulting Agreement, which was amended and restated on April 25, 2001, upon his resignation as Chief Executive Officer, whereby he agreed to perform consulting services for Michael Baker for a two year term. The Consulting Agreement has been extended for a variety of two or one-year periods through April 2010. The Consulting Agreement provides annual compensation equal to 25% of Mr. Shaw’s previous salary of $425,006. In addition, under the Consulting Agreement, Michael Baker covers the costs of health insurance and maintains life insurance for Mr. Shaw. The Consulting Agreement also provides for a supplemental retirement benefit of $5,000 per month commencing at the expiration of the consulting term. The supplemental retirement benefit under the Consulting Agreement replaces, and is not in addition to, the supplemental retirement benefit under the Employment Agreement. As noted above, payments under the Consulting Agreement were suspended during the period Mr. Shaw was employed as Michael Baker’s Chief Executive Officer, although its term continued to run.

For 2008, the base salary increases resulting from the process described in the Compensation Discussion and Analysis for the other named executive officers ranged from 4.0% to 61.7% as follows:

Mr. Mallory	61.7%
Mr. Stuver	4.6%
Mr. McKnight	4.5%
Mr. Whiteford	4.0%
Mr. Wiley	4.5%

Mr. Mallory’s salary was increased by 61.7% when he assumed the role of President and Chief Executive Officer on February 21, 2008.

Grants of Plan-Based Awards for 2008

As discussed in the Compensation Discussion and Analysis above, the Company did not set an incentive target for the named executive officers for 2008 under the 2008 Incentive Compensation Plan. As a result, only discretionary incentive awards were granted to our executive officers under the 2008 Incentive Compensation Plan. The following table provides information on the SARs granted to Mr. Mallory under his employment agreement, as discussed above.

								All	All
								other	other
								stock	option				Grant
								awards:	awards:		Exercise		date
		Estimated future payouts			Estimated future payouts			Number of	Number of		or base		fair
		under non-equity incentive			under equity incentive			shares of	securities		price of		value of
		plan awards			plan awards			stock or	underlying		option		stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	units	options		awards		option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)		($/Sh)		awards
Richard L. Shaw	—	—	—	—	—	—	—	—	—		—		—
Bradley L. Mallory	6/17/08	—	—	—	—	—	—	—	40,000	(1)	$21.77	(2)	$265,782	(3)
Craig O. Stuver	—	—	—	—	—	—	—	—	—		—		—
H. James McKnight	—	—	—	—	—	—	—	—	—		—		—
John D. Whiteford	—	—	—	—	—	—	—	—	—		—		—
Edward L. Wiley	—	—	—	—	—	—	—	—	—		—		—

(1)	Reflects the award of 40,000 stock appreciation rights (SARs) pursuant to Mr. Mallory’s June 17, 2008 employment agreement. As described above, the 40,000 SARs vest over the three year term of Mr. Mallory’s employment agreement.

(2)	As discussed in footnote (3) below, the SARs value is based upon the fair market value on the date of grant of $21.77. This represents the closing price of Michael Baker’s stock on June 17, 2008.

(3)	Reflects the grant date fair value of SARs calculated in accordance with FAS 123(R). For the assumptions used in valuing the SARs under FAS 123 (R), see Note 18 of the Consolidated Financial Statements in the Annual Report for the year ended December 31, 2008. The maximum payout for the SARs is limited by the terms of Mr. Mallory’s employment agreement to $860,000 if the SARs are fully vested and upon payment under certain circumstances of early termination to $286,667.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards at December 31, 2008 for the individuals named in the “Summary Compensation Table” set forth above.

	Option Awards						Stock Awards
Equity
Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market
				Equity					Awards:	of Payout
				Incentive					Number of	Value of
				Plan				Market	Unearned	Unearned
				Awards:			Number of	Value of	Shares,	Shares,
	Number of	Number of		Number of			Shares or	Shares or	Units or	Units or
	Securities	Securities		Securities			Units of	Units of	Other	Other
	Underlying	Underlying		Underlying			Stock	Stock	Rights	Rights
	Unexercised	Unexercised		Unexercised	Option	Option	That Have	That	That Have	That
	Options	Options		Unearned	Exercise	Expiration	Not	Have Not	Not	Have Not
Name	Exercisable	Unexercisable		Options	Price(2)	Date(3)	Vested	Vested	Vested	Vested
Richard L. Shaw	1,000	—		—	$7.812500	7/02/2009	—	—	—	—
	2,000	—			$10.02500	4/26/2011	—	—	—	—
	2,000	—		—	$15.03500	4/26/2012	—	—	—	—
	2,000	—		—	$8.550000	4/25/2013	—	—	—	—
	2,000	—		—	$12.625000	4/23/2014	—	—	—	—
	2,000	—		—	$20.160000	4/22/2015	—	—	—	—
	2,000	—		—	$37.525000	9/10/2018	—	—	—	—
Bradley L. Mallory	—	40,000	(1)	—	$21.770000	6/17/2011	—	—	—	—
Craig O. Stuver	—	—		—	—	—	—	—	—	—
H. James McKnight	—	—		—	—	—	—	—	—	—
John D. Whiteford	—	—		—	—	—	—	—	—	—
Edward L. Wiley	—	—		—	—	—	—	—	—	—

(1)	Reflects the award of 40,000 stock appreciation rights (SARs) pursuant to Mr. Mallory’s June 17, 2008 employment agreement. As described above, the 40,000 SARs vest over the three year term of Mr. Mallory’s employment agreement.

(2)	As discussed in footnote (3) below, the SAR’s value is based upon the fair market value on the date of grant of $21.77. This represents the closing price of Michael Baker’s stock on June 17, 2008.

(3)	The SARs will be paid out on the 36 month anniversary of the date of commencement of Mr. Mallory’s employment agreement, which is June 17, 2008, except in certain circumstances of early termination as described under “Potential Payments on Termination or Change in Control” on page 20. The maximum payout for the SARs is limited by the terms of Mr. Mallory’s employment agreement to $860,000 if the SARs are fully vested and upon payment under certain circumstances of early termination to $286,667.

Option Exercises and Stock Vested

The following table provides information pertaining to the amounts realized on the exercise of options and the vesting of restricted stock during fiscal year 2008 for the individuals named in the “Summary Compensation Table” set forth above.

	Option Awards			Stock Awards
	Number of			Number of
	Shares			Shares
	Acquired	Value Realized		Acquired	Value Realized
Name	on Exercise	on Exercise(1)		on Vesting	on Vesting

Richard L. Shaw	1,000	$11,605	(2)	—	—
Bradley L. Mallory	—	—		—	—
Craig O. Stuver	5,000	$76,345		—	—
H. James McKnight	—	—		—	—
John D. Whiteford	—	—		—	—
Edward L. Wiley	—	—		—	—

(1)	Calculated by multiplying the number of shares by the difference between the market price of Michael Baker’s common stock and the exercise price of the option(s) on the exercise date.

(2)	Reflects exercise of stock options granted to Mr. Shaw for his service as a director under the 1996 Nonemployee Directors Stock Incentive Plan.

Potential Payments on Termination or Change in Control

General

Michael Baker does not generally provide employment or severance agreements to its executive officers. As discussed above, Mr. Mallory entered into an employment agreement with Michael Baker on June 17, 2008. Mr. Mallory’s employment agreement provides that, in the event that his employment with Michael Baker terminates because of his death, disability, or he is terminated by Michael Baker for Cause (as defined below), he is entitled to receive any accrued salary, any outstanding reimbursable reasonable business expenses, and any amounts due pursuant to Michael Baker’s health benefit plan and other benefits generally available to Michael Baker employees. All other compensation and benefits are forfeited under these circumstances. If Mr. Mallory’s employment is terminated by Michael Baker without Cause he is entitled to:

(a)	any accrued salary;

(b)	an amount equal to (i) two times his base salary in the case the termination occurs before the 24th month anniversary of the employment agreement, or (ii) one times his base salary in the case the termination occurs on or after the 24th month anniversary of the employment agreement;

(c)	any SARs, whether vested or unvested, will be automatically forfeited if the termination occurs prior to the 24th month anniversary of the employment agreement, provided that, if the termination occurs on or after the 24th month anniversary of the employment agreement, any vested SARs shall be payable and any unvested SARs will be automatically forfeited;

(d)	any outstanding reimbursable reasonable business expense; and

(e)	any amounts due pursuant to Michael Baker’s health benefit plan and other benefits generally available to Michael Baker’s employees.

Under the terms of Mr. Mallory’s employment agreement, termination for “Cause” is defined as (i) any willful action which adversely affects, or is intended to adversely affect, Michael Baker or any person or entity affiliated therewith, or the business or property of the foregoing, (ii) the commission of a felony (as determined by a plea or a finding of guilt in a court of competent jurisdiction), (iii) failure or refusal of Mr. Mallory to perform any material duties hereunder or to obey any direction from the Board, which failure or refusal remains uncured 30 days following written notice to Mr. Mallory specifying such failure or refusal or (iv) any conduct contributing to, or any failure to correct deficiencies directly or indirectly resulting in, financial restatements or irregularities.

Also discussed above, Mr. Stuver entered into a letter agreement with Michael Baker on September 18, 2008 under which Mr. Stuver accrued an amount of additional compensation equal to one and one-half months compensation plus the cost of COBRA benefits for each month Mr. Stuver stayed at Michael Baker beginning on September 1, 2008. Under the terms of Mr. Stuver’s letter agreement, the amount of additional compensation was payable in the first pay cycle of 2009 regardless of whether he decided to stay beyond December 31, 2008. The amount of additional compensation payable to Mr. Stuver under the terms of the letter agreement on December 31, 2008 was $115,003.

During 2008, executive officers except for Mr. Shaw were covered by Michael Baker’s standard severance policy. Under this policy, the following named executive officers would have received the following amounts if termination occurred at December 31, 2008:

Bradley L. Mallory	$33,115
Craig O. Stuver	$35,386
H. James McKnight	$37,024
John D. Whiteford	$64,896
Edward L. Wiley	$55,627

While these are the minimum amounts that the named executive officers would receive under the Company’s standard policy, Michael Baker generally negotiates the terms of severance arrangements with its executive officers based on the facts and circumstances of the separation. The following analysis discusses the potential payments due to the previously-named executive officers upon a termination of employment of such officers under the existing employment arrangements and incentive plans entered into by Michael Baker.

Employment Agreement and Consulting Agreement with Mr. Shaw

Under Mr. Shaw’s Employment Agreement and Mr. Shaw’s Consulting Agreement discussed above, Mr. Shaw is entitled to a supplemental benefit of $5,000 per month until both he and his spouse are deceased, paid life insurance premiums for himself, and paid medical insurance premiums for himself and his spouse for life. These benefits are payable after his retirement if he is not consulting. If Mr. Shaw had resigned as Chief Executive Officer and did not perform consulting services after his resignation as of December 31, 2008, the estimated value of this benefit is $963,128.

Short-Term Incentive Plan

No post-termination benefits are available under the 2008 Incentive Compensation Plan for voluntary terminations by an individual. Under this plan, any participant whose employment is terminated by Michael Baker involuntarily other than for cause following the end of a plan year will not forfeit such participant’s right to any unpaid incentive awards for such plan year. In addition, any participant whose employment is terminated by Michael Baker involuntarily other than for cause after June 30 of a plan year will be entitled to a pro-rated incentive award for the period of employment during such plan year, subject to the other terms and conditions of the plan and the achievement of the applicable performance goals and targets for such period. In the event of any involuntary terminations, participants would be entitled to their discretionary bonus or a proportionate part thereof.

Board of Directors Compensation

Employee directors receive no compensation for their service on the Board of Directors. Non-employee directors receive compensation as follows. Each director of Michael Baker receives an annual cash retainer equal to $17,000 for his or her services as director. In addition, each such director is entitled to receive $1,000 for each Board meeting that they attend in person and $750 for each Board committee meeting that they attend in person. If a director participates by telephone in a Board meeting or Board committee meeting, then such director is entitled to receive $100 for each meeting in which they participate. Further, the Chairman of the Board of Directors is entitled to receive an additional annual retainer equal to $15,000 for his services and $1,250 for each Board meeting that he attends in person. The chairmen of the Board committees, excluding the Audit Committee Chairman, are entitled to receive an additional annual retainer equal to $2,500 for services. The Audit Committee Chairman receives an additional annual retainer equal to $4,500 for services. All directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings and other activities relating to the Board or its committees.

Also, non-employee directors may participate in the Outside Directors’ Deferred Compensation Plan, which provides the opportunity to voluntarily defer all or a portion of an eligible director’s compensation. Under this plan, any non-employee director may voluntarily defer their retainer and meeting fees until the sooner of the director’s termination of service as a director for any reason, or the date of payment specified by the director in the election deferral form. Payments from the plan are made in a single lump sum, unless the director elects to receive the payments in the form of either five or ten annual installments. The election to receive the payments in annual installments is irrevocable and applies to all future deferrals. The plan also permits the Board to make payments in the case of severe financial hardship, but only to the extent necessary to satisfy the hardship. The deferred compensation is credited monthly with interest equal to Michael Baker’s long-term borrowing rate as of the beginning of the plan year.

In addition, non-employee directors participate in the 1996 Nonemployee Directors Stock Incentive Plan, which provides long-term incentive compensation to eligible directors. Under this plan, each member of the Board of Directors who is not an employee on the first business day following the annual meeting of shareholders each year is granted (i) 1,500 restricted shares which will vest after a two-year period commencing on the date of the issuance of such restricted shares, subject to any change of control of Michael Baker (as defined in the plan), upon which all restrictions will lapse and (ii) an option to purchase 2,000 shares of Michael Baker’s common stock which is not exercisable until the six-month anniversary of the date of grant, subject to any change of control of Michael Baker (as defined in the plan), upon which such options become immediately and fully exercisable.

The following table discloses compensation received by each non-employee member of Michael Baker’s Board of Directors who served as a director during 2008:

						Change in
						Pension
						Value and
						Nonqualified
	Fees					Deferred
	Earned or		Stock	Option	Non-Equity	Compensation
	Paid in		Awards	Awards	Incentive Plan	Earnings	All Other
Name	Cash		(1)(3)(5)	(2)(4)(6)	Compensation	(7)	Compensation		Total

Robert N. Bontempo	$29,850	(8)	$43,469	$35,821	—	$6,495	—		$115,635
Nicholas P. Constantakis	$37,325		$43,469	$35,821	—	$1,763	$1,000	(9)	$119,378
William J. Copeland	$22,100		$39,124	—	—	$1,925	—		$63,149
Robert H. Foglesong	$22,000		$43,469	$35,821	—	—	—		$101,290
Roy V. Gavert, Jr.	$19,825		$39,124	—	—	—	$1,000	(9)	$59,949
Mark E. Kaplan	$24,483		$9,381	$35,821	—	—	—		$69,685
John E. Murray, Jr.	$28,275		$43,469	$35,821	—	—	—		$107,565
Pamela S. Pierce	$31,850	(8)	$43,469	$35,821	—	$1,303	—		$112,443
David N. Wormley	$12,350		$9,381	$35,821	—	—	—		$57,552

(1)	Reflects the dollar amount recognized in Michael Baker’s financial statements for fiscal year 2008 in accordance with FAS 123(R) related to awards of restricted stock under the 1996 Nonemployee Directors Stock Incentive Plan.

(2)	Reflects the dollar amount recognized in Michael Baker’s financial statements for fiscal year 2008 in accordance with FAS 123(R) related to the awards of stock options under the 1996 Nonemployee Directors Stock Incentive Plan.

(3)	The grant date fair value with regard to each director’s grant of 1,500 shares of restricted stock computed in accordance with FAS 123(R) is $56,288. For the assumptions used in valuing stock awards under FAS 123(R), see Note 18 of the Consolidated Financial Statements in the Annual Report for the year ended December 31, 2008.

(4)	The grant date fair value with regard to each director’s grant of 2,000 stock options computed in accordance with FAS 123(R) is $35,821. For the assumptions used in valuing option awards under FAS 123(R), see Note 18 of the Consolidated Financial Statements in the Annual Report for the year ended December 31, 2008.

(5)	The aggregate number of unvested restricted stock awards outstanding as of December 31, 2008 for each of the non-employee directors is as follows: Dr. Bontempo 3,000 shares, Mr. Constantakis 3,000 shares, General Foglesong 3,000 shares, Mr. Kaplan 1,500 shares, Dr. Murray 3,000 shares, Ms. Pierce 3,000 shares and Dr. Wormley 1,500 shares.

(6)	The aggregate number of stock options outstanding as of December 31, 2008 for each of the non-employee directors is as follows: Dr. Bontempo 18,000 shares, Mr. Constantakis 12,000 shares, General Foglesong 6,000 shares, Mr. Kaplan 2,000 shares, Dr. Murray 18,000 shares, Ms. Pierce 8,000 and Dr. Wormley 2,000 shares.

(7)	Represents the interest that is considered preferential because the rate of interest earned in 2008 exceeded 120% of the federal long-term rate on compensation deferred by the director under the Outside Director Deferred Compensation Plan.

(8)	All fees earned in 2008 were deferred under the Outside Director Deferred Compensation Plan.

(9)	Includes $1,000 contribution made to Villanova University under Michael Baker’s matching gift program by Mr. Constantakis and $1,000 contribution made to Bucknell University under Michael Baker’s matching gift program by Mr. Gavert.

RELATED PARTY TRANSACTIONS

Related Party Transaction Approval Policy.  It is Michael Baker’s policy that the Governance and Nominating Committee review and approve, in advance, all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. If advance approval is not feasible, then the Governance and Nominating Committee must approve or ratify the transaction at the next scheduled meeting of the Governance and Nominating Committee. Transactions required to be disclosed pursuant to Item 404 include any transaction between Michael Baker and any officer, director or certain affiliates of Michael Baker that has a value in excess of $120,000. In reviewing related party transactions, the Governance and Nominating Committee evaluates all material facts about the transaction, including the nature of the transaction, the benefit provided to Michael Baker, whether the transaction is on commercially reasonable terms that would have been available from an unrelated third party, and any other factors necessary to its determination that the transaction is fair to Michael Baker. Michael Baker’s Board has adopted the written Statement of Policy with Respect to Related Party Transactions, a copy of which is available on Michael Baker’s website at http://www.mbakercorp.com and is available in print to any stockholder upon request.

As discussed on page 17 above, Mr. Shaw has entered into a Consulting Agreement through April 2010 which provides annual compensation of 25% of Mr. Shaw’s previous salary of $425,006. In addition, under the Consulting Agreement, Michael Baker covers the costs of health insurance and maintains life insurance for Mr. Shaw. The Consulting Agreement provides for a supplemental retirement benefit of $5,000 per month commencing at the expiration of the consulting term.

In order to facilitate Michael Baker’s compliance with certain state regulatory requirements, David J. Greenwood, a registered professional engineer and employee of Michael Baker, held a 50% ownership interest in a Pennsylvania partnership, Baker and Associates, which was established for the purpose of practicing professional engineering in those states. Mr. Greenwood received no gain or profit from the partnership or the contracts into which it entered. All profits from such contracts are assigned by the partnership to Michael Baker or a subsidiary.

OTHER INFORMATION

Other Business

Michael Baker does not expect any business to come before the meeting other than the election of directors. If other business is properly raised, your proxy authorizes its holder to vote according to his or her best judgment.

Independent Registered Public Accounting Firm

The Board of Directors expects that representatives of Deloitte & Touche LLP will be present at the annual meeting and, while the representatives do not currently plan to make a statement at the meeting, they will have the opportunity to do so if they so desire. They will also be available to respond to appropriate questions.

The Audit Committee of the Board of Directors of Michael Baker has selected Deloitte & Touche LLP as its independent registered public accounting firm for 2009.

Audit Fees

This table shows the aggregate fees for services provided by Deloitte & Touche LLP for the fiscal years ended December 31, 2008 and 2007:

	2008		2007

Audit Fees	$1,121,437	(1)	$1,514,530	(1)
Audit-Related Fees	$19,350	(2)	$19,350	(2)
Tax Fees	$78,944	(3)	$77,264	(3)
All Other Fees	$1,500	(4)	$156,000	(4)

Total Fees	$1,221,231		$1,767,144

(1)	Deloitte & Touche LLP’s audit fees represent the aggregate fees billed for fiscal year 2008 or 2007, as indicated, for professional services rendered by Deloitte & Touche LLP for the audit of Michael Baker’s annual financial statements and review of financial statements included in Michael Baker’s Quarterly Reports on Form 10-Q. Included in the audit fees for fiscal year 2007 are $575,700 of fee and cost overruns associated with the 2007 audit of our financial statements and restatement. Included in the audit fees for fiscal year 2008 are $154,000 of fees associated with the stand-alone audit of the Energy segment. In addition to the fees included in the table for services related to fiscal year 2007, Deloitte & Touche LLP’s fees for audit services associated with our Nigerian subsidiary related to prior fiscal years, where such services were performed and billed in 2008, were $16,239 and in 2007, were $42,472.

(2)	These amounts reflect services related to the Baker 401(k) Plan audit fees.

(3)	These amounts reflect services related to Nigerian corporate taxes, Nigerian PAYE taxes and Nigerian work-related VAT taxes. In addition to the tax fees included in the table for services related to fiscal year 2008 or 2007, Deloitte & Touche LLP’s fees for the same type of services related to prior fiscal years, where such services were performed and billed in 2008, were $45,669 and, in 2007, were $40,165.

(4)	These amounts reflect fees related to the interpretation and implementation of Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” and tax-related training in 2007 and access to a technical library in 2008.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of such services does not impair the registered public accounting firm’s independence.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. All other permitted services must also be pre-approved by the Audit Committee.

The Acting Chief Financial Officer determines whether services to be provided require pre-approval or are included within the list of pre-approved services.

All services provided by Deloitte & Touche LLP in fiscal years 2008 and 2007 were pre-approved by the Audit Committee.

Code of Ethics for Senior Officers

Michael Baker has adopted a Code of Ethics for Senior Officers that includes the provisions required under applicable Securities and Exchange Commission regulations for a code of ethics. A copy of the Code of Ethics for Senior Officers is posted on Michael Baker’s website at http://www.mbakercorp.com and is available in print to any shareholder who requests it. In the event that we make any amendments to or waivers from this Code, we will discuss the amendment or waiver and the reasons for such on Michael Baker’s website.

The obligations of the Code of Ethics for Senior Officers supplement, but do not replace, the Code of Business Conduct applicable to Michael Baker’s directors, officers and employees. A copy of the Code of Business Conduct is posted on Michael Baker’s website at http://www.mbakercorp.com and is available in print to any shareholder who requests it.

Communications by Shareholders with the Board

The Board provides a process for shareholders to send communications to the Board or to any of the directors of Michael Baker. Shareholder communications to the Board or any director should be sent c/o the Secretary of Michael Baker, Airside Business Park, 100 Airside Drive, Moon Township, PA 15108. All such communications will be compiled by the Secretary of Michael Baker and submitted to the Board or the individual director at the next regularly scheduled meeting of the Board.

Expenses of Solicitation

Michael Baker pays the cost for proxy solicitation. In addition to mailing, officers, directors and other employees may, in a limited number of instances, solicit proxies in person by telephone or facsimile.

Shareholder Proposals for Next Year

The 2010 annual meeting is currently expected to be held in May 2010. To be eligible for inclusion in next year’s proxy for the 2010 annual meeting of shareholders, the deadline for shareholder proposals to be received by the Company’s Secretary is on or before December 18, 2009. Nominations of candidates for election as directors must be made in accordance with Section 2.01.1 of the Company’s By-Laws, which provides for, among other things, submission of nominations at least 60 days prior to the annual meeting. Any shareholder intending to present a proposal for action by the shareholders at the 2010 annual meeting must give written notice of the matter or proposal to be considered on or before February 18, 2010, or the persons appointed by the Board of Directors to act as proxies for such annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal raised at the 2010 annual meeting.

By order of the Board of Directors,

H. JAMES MCKNIGHT
Secretary

ANNUAL MEETING OF Annual Meeting of Michael Baker Corporation MICHAEL BAKER CORPORATION to be held on Thursday, May 28, 2009 for Date: May 28, 2009 Time: 10:00 a.m. (Eastern Daylight Time) Shareholders as of April 8, 2009 Place: Doubletree-Pittsburgh Airport 8402 University Blvd, Coraopolis, PA 15108 See Voting Instruction on Reverse Side. Please make your marks like this: Use dark black pencil or pen only INTERNET TELEPHONE Board of Directors Recommends a Vote FOR proposal 1. . provided Go To 866-390-5399 1: Election of Directors www.proxypush.com/BKR Vote For Withhold Vote *Vote For All Nominees From All Nominees All Nominees Except • Cast your vote online. • Use any touch-tone telephone. OR envelope • View Meeting Documents. • Have your Voting Instruction Form ready. • Follow the simple recorded instructions. *INSTRUCTIONS: To withhold authority to vote for any MAIL nominee, mark the “Exception” box and write the number(s) in the space provided to the right. in the OR • Mark, sign and date your Voting Instruction Form. • Detach your Voting Instruction Form. To cumulate your vote for one or more of the nominee(s), write the manner in portion which such votes shall be cumulated in the space below, using the number(s) • Return your Voting Instruction Form in the or the nominee(s) for which you wish to cumulate your vote. If you wish to postage-paid envelope provided. cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet. By signing the proxy, you revoke all prior proxies and appoint Richard L. Shaw with full power of substitution to vote your shares on matters shown on the Voting Instruction form and any other matters that may come before the Annual Meeting and all adjournments. and return just this All votes must be received by 5:00 P.M., Eastern Time, May 27, 2009. PROPOSAL(S) perforation 401K shareholder votes much be received by 1: Election of Directors Nominees 5:00 P.M. Eastern Time, May 25, 2009. 01 Robert N. Bontempo 06 John E. Murray, Jr. 02 Nicholas P. Constantakis 07 Pamela S. Pierce 03 Mark E. Kaplan 08 Richard L. Shaw at the 04 Robert H. Foglesong 09 David N. Wormley 05 Bradley L. Mallory carefully separate PROXY TABULATOR FOR MICHAEL BAKER CORPORATION Please P.O. BOX 8016 CARY, NC 27512-9903 EVENT # To attend the meeting and vote your shares in person, please mark this box. CLIENT # Authorized Signatures — This section must be completed for your Instructions to be executed. OFFICE # Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certifi cate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized offi cer signing the proxy.

Revocable Proxy — Michael Baker Corporation Annual Meeting of Shareholders May 28, 2009 10:00 a.m. (Eastern Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoint Richard L. Shaw with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of Michael Baker Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders on Thursday, May 28, 2009 at the Doubletree-Pittsburgh Airport 8402 University Blvd, Coraopolis, PA 15108 and any and all adjournments thereof, as set forth below. This proxy is revocable and will be voted as directed, but if no instructions are specifi ed, this proxy will be voted for all nominees specifi ed on the reverse side. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided .